As filed with the Securities and Exchange Commission on May 1, 1998
                                            Registration No. 333-
          Post-Effective Amendment No. 1 to Registration No. 333-27575 Post-Effective Amendment No. 1 to Registration No. 333-33217
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------------


                                 COACH USA, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                   4141                                      76-0496471
 (state or other jurisdiction of           (Primary Standard Industrial                       (I.R.S. Employer
 incorporation or organization)             Classification Code Number)                    Identification Number)

                            One Riverway - Suite 500
                              Houston, Texas 77056
                                 (888) COACH-US
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              Richard H. Kristinik
                             Chief Executive Officer
                                 Coach USA, Inc.
                            One Riverway - Suite 500
                              Houston, Texas 77056
                                 (888) COACH-US
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                           ---------------------------


                                    Copy to:
                                Douglas M. Cerny
                                 Coach USA, Inc.
                            One Riverway - Suite 500
                              Houston, Texas 77056
                                 (888) COACH-US

                           ---------------------------


            Approximate date of commencement of proposed sale of the
         securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

                           ---------------------------


         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|
         If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following cox and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
         If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                           ---------------------------


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                         (See Calculation Table and Footnotes on Following Page)
                             -----------------------

         Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this registration statement is a combined prospectus relating also to 207,253 shares of common stock previously registered pursuant to the Registration Statement on Form S-3 (File No. 333-27575) and 25,327 shares of common stock previously registered pursuant to the Registration Statement on Form S-3 (File No. 333-33217).
================================================================================


                                REGISTRATION FEE
=========================================================== ============================ ============================
                  Title of Each Class of                          Proposed Maximum
                Securities to be Registered                      Aggregate Offering                Amount of
                                                                    Price (1)(2)              Registration Fee (2)
-----------------------------------------------------------  ---------------------------  ---------------------------

 Common Stock, $.01 par value                                        $4,793,750                     $1,415
=========================================================== ============================ ============================

 (1) Calculated in accordance with Rule 457(o) under the Securities Act of 1933, based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on April 24, 1998.
 (2) This amount does not reflect the 207,253 shares of common stock previously registered pursuant to the Registration Statement on Form
         S-3 (File No. 333-27575) or the 25,327 shares of common stock previously registered pursuant to the Registration Statement on Form S-3 (File No. 333-33217) for which filing fees have previously been paid.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION, DATED MAY 1, 1998

                                 332,580 Shares

                                 COACH USA, INC.

                                  Common Stock

                           ---------------------------



         This Prospectus relates to 362,580 shares (the "Offered Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Coach USA, Inc. (the "Company") which are being sold by the selling stockholders named herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Offered Shares by the Selling Stockholders, but will incur certain expenses in connection with the offering. See "Selling Stockholders."

         The Selling Stockholders may from time to time sell all or a portion of the Offered Shares directly or through one or more broker-dealers, in one or more transactions on the New York Stock Exchange ("NYSE"), in the over-the-counter market, in negotiated transactions or otherwise, or through a combination of such methods, at fixed prices, which may be changed, at prices and terms then prevailing or at prices related to the then-current market price, or at negotiated prices. See "Plan of Distribution." The Selling Stockholders and any "broker-dealer" participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.


         As of April 24, 1998, the Company had  22,100,147  shares of its Common
Stock outstanding, of which approximately 13,824,000 are registered and available for unrestricted trading on the NYSE. On April 24, 1998, the closing price of the Common Stock on the NYSE was $477/8 per share as published in The Wall Street Journal on April 27, 1998.


                           ---------------------------



         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

                           ---------------------------



 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                           ---------------------------



                            The date of this Prospectus is              , 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Company's Common Stock is traded on the NYSE and, as a result, the Company also files reports, proxy statements and other information with the NYSE, and such reports, proxy statements and other information are available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005. The Registration Statement and other information filed by the Company with the Commission are also available at the web site of the Commission at http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered by this Prospectus. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto. For further information pertaining to the Common Stock offered by this Prospectus and the Company, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, at the public reference facilities maintained by the Commission in Washington, D.C. and copies of such material may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

         (i) the financial statements of Kerrville Bus Company, Inc. contained in the Company's Current Report on Form 8-K, dated August 8, 1997;

         (ii) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; and

         (iii) the description of the Common Stock contained in the Company's registration statement on Form 8-A (File No. 1-12939) filed with the Commission on April 29, 1997 pursuant to Section 12 of the Exchange Act.

         All  documents  filed by the Company  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents, including exhibits to such documents incorporated herein by reference. Requests should be made to: Coach USA, Inc., One Riverway, Suite 600, Houston, Texas 77056, Attention: Corporate Secretary; telephone 1-888-COACH-US.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus, including documents incorporated herein by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the Company's limited combined operating history; risks related to the Company's acquisition strategy; capital availability and risks related to acquisition financing; effects of leverage; substantial seasonality of the motorcoach business; fuel prices and taxes; insurance costs and claims; capital requirements; substantial competition; labor relations; government funded contracts; significant regulation; potential exposure to environmental liabilities; reliance on key personnel; potential effect of shares eligible for future sale on the price of Common Stock; and the anti-takeover effect of certain charter provisions. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                  RISK FACTORS

         An investment in the Company's Common Stock involves a significant degree of risk. Prospective investors should consider carefully the following factors, in addition to other information included in this Prospectus, before making an investment in the Common Stock.

 Limited Combined Operating History

         The Company was founded in September 1995 but conducted no operations and generated no revenues prior to the closing of its initial public offering in May 1996 (the "Initial Public Offering"). Prior to their acquisition by the Company, the six founding companies (the "Founding Companies") and all subsequent acquisitions operated as separate independent entities, and there can be no assurance that the Company will be able to continue to successfully integrate the operations of the acquired businesses or institute the necessary Company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company's management team has only worked together for approximately two years, and there can be no assurance that the management group will be able to effectively manage acquired operations or effectively implement the Company's internal growth strategy and acquisition program over a longer period of time. The historical financial results of the Company, the Founding Companies and the subsequent acquisitions cover periods when the Company, the Founding Companies and the subsequent acquisitions were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The inability of the Company to successfully integrate acquired operations would have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition program would continue to be successful.

 Risks Related to the Company's Acquisition Strategy

         The Company intends to continue to grow primarily through the acquisition of additional motorcoach and other passenger ground transportation businesses. Increased competition for acquisition candidates has begun to develop, which may result in fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to continue to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that businesses acquired in the future will achieve anticipated revenues and earnings.

 Capital Availability; Risks Related to Acquisition Financing

         The Company expects to finance future acquisitions primarily through borrowings under its $380 million revolving credit facility (the "Credit Facility") or other debt instruments and, to a lesser extent, by issuing shares of its Common Stock for all or a portion of the consideration to be paid. The Company's Credit Facility contains various restrictive covenants which could limit the Company's ability to borrow. There can be no assurance that the Company will be able to obtain all of the financing it will need in the future on terms the Company deems acceptable. In addition, in the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company's ability to issue Common Stock as acquisition consideration may be limited.

 Effects of Leverage

         The Company is highly leveraged. The Company's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness or to fund planned capital expenditures or future acquisitions will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the Credit Facility in amounts sufficient to enable the Company to service its indebtedness, make anticipated capital expenditures or fund future acquisitions. In addition, there can be no assurance that the Company will be able to effect any refinancing on commercially reasonable terms or at all.

1
                                        4

 Substantial Seasonality of the Motorcoach Business

         The motorcoach business is subject to seasonal variations in operations. During the winter months, operating costs are higher due to the cold weather and demand for motorcoach services is lower, particularly because of a decline in tourism. As a result, the Company's revenues and results of operations are lower in the first and fourth quarters than in the second and third quarters of each year.

 Fuel Prices and Taxes

         Fuel is a significant operating expense of the Company. Fuel prices are subject to sudden increases as a result of variations in supply levels and demand. While the Company attempts to hedge against such fluctuations, any sustained increase in fuel prices could adversely affect the Company's results of operations unless it were able to increase prices. From time to time, there are efforts at the Federal or state level to increase fuel or highway use taxes, which, if enacted, also could adversely affect the Company's results of operations.

 Insurance Costs; Claims

         The Company's cost of maintaining personal injury, property damage and workers' compensation insurance is significant. The Company could experience higher insurance premiums as a result of adverse claims experience or general increases in premiums by insurance carriers for reasons unrelated to the Company's own claims experience. As an operator of motorcoaches and other vehicles, the Company is exposed to claims for personal injury or death and property damage as a result of accidents. The Company is self-insured for the first $100,000 of losses per incident involving a motorcoach and is self-insured for the first $250,000 of losses per incident involving a taxicab. If the Company were to experience a significant increase in the number of claims for which it is self-insured or claims in excess of its insurance limits, its results of operations and financial condition would be adversely affected.

 Capital Requirements

         The Company's operations require significant capital in order to maintain a modern fleet of motorcoaches and to achieve internal growth. The Company has historically financed the acquisition of new motorcoaches with debt financing. A new motorcoach costs more than $300,000, and there can be no assurance that adequate financing will be available in the future on terms favorable to the Company to enable the Company to efficiently maintain operations and implement any expansion of service through a larger fleet. In addition, as motorcoaches age, they require increasing amounts of maintenance and, therefore, are more expensive to operate. The Company's inability to obtain, or a material delay in obtaining, the financing necessary to acquire replacement motorcoaches as needed would have an adverse effect on the Company's results of operations due to higher operating costs associated with operating an aging fleet.

 Substantial Competition

         The motorcoach and ground transportation industry is highly competitive, fragmented and subject to rapid change, particularly with regard to recreational and excursion services and commuter and transit services. There are other companies that provide these services, a number of which are as large or larger than the Company on a regional basis, and many other smaller companies which focus on local or regional markets. Many of the larger competitors operate in several of the Company's existing or target markets, and others may choose to enter those markets in the future. As a result of these factors, the Company may lose customers or have difficulty in acquiring new customers. In addition, most commuter and transit contracts are awarded in a competitive bid process, and there can be no assurance that the Company will be awarded any additional contracts or that any existing contracts will be renewed.

 Labor Relations

         As of December 31, 1997, the Company had approximately 10,600 employees, of whom approximately 6,700 were motorcoach drivers and approximately 1,500 were maintenance personnel. Approximately 3,300 of the Company's motorcoach drivers and maintenance personnel are members of various labor unions. The Company's inability to negotiate acceptable contracts with its existing union employees as existing agreements expire could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If a significant number of non-unionized employees were to seek to become unionized, the Company could experience a significant disruption of its operations and higher ongoing labor costs, which could have a material adverse effect on the Company's business and results of operations.

 Government Funded Contracts

         Payments to the Company under a number of its commuter and transit contracts are funded through Federal or state subsidy programs, and, without these subsidies, the state or local transit authority may be unwilling to continue these contracts which would result in lost revenues to the Company. In addition, many of the motorcoaches provided at nominal rent to the Company under these contracts are purchased with funds provided by Federal programs. If funding for these Federal programs were curtailed, the Company would be required to operate existing motorcoaches longer than economically practicable or be forced to acquire replacement equipment.

 Significant Regulation

         As a result of the enactment of the ICC Termination Act of 1995, interstate motorcoach operations previously regulated by the Interstate Commerce Commission became subject, as of January 1, 1996, to regulatory requirements administered by the Federal Highway Administration (the "FHWA") and the Surface Transportation Board (the "STB"), both units of the United States Department of Transportation. Motorcoach operators subject to FHWA are required to be registered with the FHWA and to maintain minimum amounts of insurance. The STB must exempt or approve any consolidation or merger of two or more regulated interstate motorcoach operators or the acquisition of one such operator by another and has the authority to consider the antitrust implications of any proposed acquisition. The STB exempted from regulatory approval requirements each of the acquisition transactions involving federally-regulated interstate motorcoach operators entered into by the Company through September 1997 under the previously used exemption process. In November 1997, at the suggestion of the STB, the Company shifted from the exemption process to an approval process. The Company has received approval for acquisition transactions through November 1997. The Company currently has twelve acquisitions awaiting approval by the STB, and all future acquisitions of other regulated interstate motorcoach operators must be individually approved by the STB. There can be no assurance that the Company will be able to obtain such approvals or that the STB will not materially delay any proposed acquisition. Motorcoach operators are also subject to extensive safety requirements and requirements imposed by environmental laws, workplace safety and anti-discrimination laws, including the Americans with Disabilities Act ("ADA"). Safety, environmental and vehicle accessibility requirements for motorcoach operators have increased in recent years, and this trend could continue. In March 1998, the U.S. Department of Transportation proposed additional rules governing compliance by motorcoach operators with the ADA, which, if adopted, may result in additional costs to the Company. The FHWA and state regulatory agencies have broad power to suspend, amend or revoke the Company's operating authorizations for failure to comply with statutory requirements, including safety and insurance requirements. Many states require motorcoach operators to obtain authority to operate over certain specified intrastate routes, and, in some instances, such authority cannot be obtained if another operator already has obtained authority to operate on that route. As a result, there may be regulatory constraints on the expansion of the Company's operations in these states. Furthermore, the Company currently has a competitive advantage with respect to certain of its existing route authorities as a result of this regulatory posture. Therefore, if New Jersey or another highly regulated state in which the Company has operations were to reduce the level of regulation, the Company's competitive advantage arising from such regulation could be lost. Similarly, the Company's taxicab service operations are regulated primarily at the local municipality level. Local taxicab service regulations focus on the entry of new operators into the marketplace and the aggregate number of vehicles granted authority to operate, as well as the fares that can be charged for providing transportation services via taxicabs. These regulations may limit the Company's ability to expand the size of its taxicab fleet or prevent fares from increasing in response to rising operating costs.

 Potential Exposure to Environmental Liabilities

         The Company's operations are subject to various environmental laws and regulations, including those dealing with air emissions, water discharges and the storage, handling and disposal of petroleum and hazardous substances. The motorcoach and ground transportation services industry may in the future become subject to stricter regulations. There have been spills and releases of hazardous substances, including petroleum and petroleum related products, at several of the Company's operating facilities in the past. As a result of past and future operations at these facilities, the Company may be required to incur remediation costs and may be subject to penalties. In addition, although the Company intends to conduct appropriate environmental due diligence in connection with future acquisitions, there can be no assurance that the Company will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business.

 Reliance on Key Personnel

         The Company's continued success depends on the efforts of its executive officers and the senior management of the operating subsidiaries. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable to continue in his or her present role, or if the Company is unable to attract and retain other qualified employees, the Company's business or prospects could be adversely affected. Although the Company or an operating subsidiary has entered into an employment agreement with each of the Company's executive officers and key managers, there can be no assurance that any individual will continue in his or her present capacity with the Company or operating subsidiary for any particular period of time.

 Potential Effect of Shares Eligible for Future Sale

         The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market. The Company will have approximately 24.8 million shares of Common Stock outstanding, after giving effect to the offering by the Company and certain selling stockholders of shares pursuant to a Registration Statement on Form S-3 (Reg. No. 333-50561). Of these shares, approximately 17.8 million are freely tradeable. The majority of the remaining 6.9 million shares are eligible for resale pursuant to Rule 144 and Rule 145 of the Securities Act and are owned by the Company's officers, directors and former owners of acquired businesses.

 Anti-Takeover Effect of Certain Charter Provisions

         The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides for a classified Board of Directors, which may also have the effect of inhibiting or delaying a change in control of the Company. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors.

                                   THE COMPANY

         The Company is the largest provider of motorcoach charter, tour and signtseeing services and one of the largest non-municipal providers of commuter and transit motorcoach services in the United States. The Company also provides airport ground transportation, paratransit and other related passenger ground transportation services. The Company operates in 24 states and Canada and owns approximately 7,000 motorcoaches, taxicabs, executive sedans and other vehicles which transported passengers across more than 220 million miles in 1997. The Company believes that it has one of the most modern fleets in the industry, having purchased more than half of its vehicles within the last three years. The charter and tour fleet features luxury, European style motorcoaches with plush seats, televisions, VCRs and other amenities. The Company's taxicab and executive sedan services include dispatching and vehicle sales, leasing and financing for more than 2,500 vehicles owned primarily by independent contractor drivers.

         Coach was founded in September 1995 to create a nationwide provider of motorcoach and other ground transportation services. Through the end of 1997, the Company has acquired 48 motorcoach businesses and three taxicab and executive sedan businesses. Subsequent to year-end and through March 31, 1998, the Company completed the acquisition of 10 additional motorcoach businesses and one additional taxicab service business.

         The motorcoach industry is highly fragmented, with approximately 5,000 motorcoach operators that collectively generated more than $20 billion in revenues in 1997. In the United States, the motorcoach industry can be broadly divided into three types of services: (i) recreation and excursion (charter, tour and signtseeing); (ii) commuter and transit; and (iii) regularly scheduled intercity services. The Company operates primarily in the first two categories, which collectively generated more than $19 billion in revenues in 1997. The
Company believes the taxicab services industry is similarly fragmented and generated more than $5 billion in revenues in 1997. Coach believes there will be increasing demand for recreation and excursion services, commuter and transit motorcoach services and airport related services for a broad range of customers based on a number of factors, including the growing travel and tourism industry, privatization and outsourcing by governmental and corporate entities, expanding metropolitan areas and continued airport congestion.

          Additional information concerning the Company and its subsidiaries is included in the Company's documents filed with the Commission, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from sales of the Offered Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of April 24, 1998 regarding the beneficial ownership of the Common Stock of the Company by each of the Selling Stockholders. All persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated. The information presented under "Shares Beneficially Owned After Offering" assumes that all of the shares offered by the Selling Stockholders will be sold.


                                                   Shares Beneficially        Number of        Shares Beneficially
                                                      Owned Before             Shares              Owned After
              Selling Stockholder                       Offering            Being Offered         Offering (1)
              -------------------                       --------            -------------         ------------

                                                   Number        Percent                       Number       Percent
                                                   ------        -------                       ------       -------

 MTC, Inc. (2).................................      51,687           *         25,327           26,360         *
 Billy Ray Rhyne...............................       9,350           *              1            9,349         *
 Equus II Incorporated.........................     105,000           *         40,125           64,875         *
 Rogers Investment, Ltd........................     293,580         1.3%        43,384          250,196       1.1%
 Gerard O'Connell (3)..........................     152,909           *         30,509          122,400         *
 Paul O'Connell (3)............................     122,473           *             73          122,400         *
 William R. O'Connell Family Trust.............     161,159           *         38,759          122,400         *
 O'Connell Brothers Land Partnership...........      19,429           *              1           19,428         *
 Carl Berman...................................      54,804           *            234           54,570         *
 Thomas Freeman................................      58,312           *          3,742           54,570         *
 James Carter (4)..............................     145,884           *          7,526          138,358         *
 Ronald Carter (5).............................      58,312           *          8,459           49,853         *
 Patsy Carter Smith............................         966           *            473              493         *
 Whitford Carter Trust.........................      99,292           *         11,370           87,922         *
 James & Ronald Carter &
     Whitford Carter Trust.....................      34,484           *         16,897           17,587         *
 Shellie LePori................................       5,700           *          5,700                0        __
 American Business Group (6)...................     100,000           *        100,000                0        __

----------
 *     Less than 1%.
 (1) Assumes all shares being offered are sold in this offering. There is no assurance that the Selling Stockholders will sell any or all of such shares.
 (2)   Mr. Terry J. Mauro and Mr. Eugene F. Bronson are the stockholders of
       MTC, Inc.
 (3) All of these shares are held by two family trusts for which Mr. O'Connell is a trustee.
 (4) All of these shares are held by a family trust and a limited liability corporation for which Mr. Carter is a trustee and beneficial owner, respectively.
 (5) All of these shares are held by two family trusts for which Mr. Carter is a trustee.
 (6) All of these shares may be acquired upon the exercise of warrants held by associates of American Business Partners LLC. Paul Verrochi, a member of this group, has served as a director of the Company since May 1996.


     The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares offered hereby including, but not limited to, all registration and filing fees, the NYSE listing fee, printing expenses and fees and disbursements of counsel and accountants for the Company. The Selling Stockholders will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the shares offered hereby.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock registered hereunder and owned by the Selling Stockholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in one or more transactions on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, or through a combination of such methods, at fixed prices, which may be changed, at prices and terms then prevailing or at prices related to the then-current market price, or at negotiated prices. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of the shares offered hereby may be deemed to be "underwriters" within the meaning of 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Offered Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The  Company  has  advised  the  Selling  Stockholders  that  they  and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act. The Company also has advised each Selling Stockholder that in the event of a "distribution" of the shares owned by the Selling Stockholder, such Selling Stockholder, any "affiliated purchasers", and any broker-dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Exchange Act until their participation in that distribution is completed. A "distribution" is defined in Rule 10b-6 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Stockholders that Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

     Rule 10b-6 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 10b-6 applies to the offer and sale of any of the shares offered hereby, then participating broker-dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of the Offered Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 10b-6 applies to one or more of the principle market-makers in the Company's Common Stock, the market price of such stock could be adversely affected.


                                  LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus has been passed upon for the Company by Douglas M. Cerny, General Counsel to the Company.

     Mr. Cerny owns 89,000 shares of Common Stock of the Company and holds options to purchase 125,000 shares of Common Stock, 40,000 of which are exercisable within the next 60 days.

================================================================================


 No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus in connection with the offering herein, and, if given or made, such informa tion or representations must not be relied upon as having been authorized by the Company. This Pro spectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than those specifically offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date.




                           ---------------------------





                                TABLE OF CONTENTS


                                                 Page

Available Information...........................   2
 Incorporation of Certain Documents
   by Reference.................................   2
Special Note Regarding Forward-Looking
   Statements...................................   3
Risk Factors....................................   4
The Company.....................................   8
Use of Proceeds.................................   8
Selling Stockholders............................   9
Plan of Distribution............................  10
Legal Matters...................................  10





              -----------------------------------------------------


                                 332,580 Shares



                                 COACH USA, INC.

                                  Common Stock






                           ---------------------------


                                   PROSPECTUS

                           ---------------------------











                                     , 1998



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


         All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

 Item 14.  Other Expenses of Issuance and Distribution

         The estimated expenses payable by the Company in connection with this offering are as follows:


   Securities and Exchange Commission registration fee..............    $ 1,415
   New York Stock Exchange listing fee..............................        350
   Accounting fees and expenses.....................................      3,000
   Legal fees and expenses..........................................      2,000
   Miscellaneous....................................................      3,235
                                                                          -----
           Total....................................................    $10,000
                                                                        =======

 Item 15.  Indemnification of Directors and Officers

         The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Article Seven of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper benefit.

 Item 16.         List of Exhibits.


         4.1        --    Form of certificate evidencing ownership of Common
                          Stock of Coach USA (Incorporated by reference to
                          Exhibit 4.1 to the Registration Statement on Form S-1
                          (File No. 333-2704)
                          of the Company)
         5.1        --    Opinion of Douglas M. Cerny
        23.1        --    Consent of Arthur Andersen LLP
        23.2        --    Consent of Burnside & Rishebarger, PLLC
        23.3        --    Consent of Douglas M. Cerny (contained in Exhibit 5.1)

 Item 17.         Undertakings.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the1st day of May, 1998.

                                                   COACH USA, INC.


                                                 By:  /s/ Richard H. Kristinik
                                                    ---------------------------
                                                         Richard H. Kristinik
                                                     Chairman of the Board and
                                                      Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW  ALL MEN BY THESE  PRESENTS,  that  each  person  whose  signature appears below constitutes and appoints Richard H. Kristinik, Lawrence K. King and Douglas M. Cerny and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statements filed pursuant to Rule 462 under the Securities Act increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with the applicable state security laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 1, 1998.


                  Signature                                             Capacity in Which Signed
                  ---------                                             ------------------------


            /s/ Richard H. Kristinik
        ---------------------------------                   Chairman of the Board and
            Richard H. Kristinik                            Chief Executive Officer
                                                            (Principal Executive Officer)

            /s/ Lawrence K. King
        ---------------------------------                   Senior Vice President, Chief
              Lawrence K. King                              Financial Officer and Director
                                                            (Principal Financial and
                                                            Accounting Officer)

            /s/ Steven S. Harter
        ---------------------------------                   Director
              Steven S. Harter





                  Signature                                 Capacity in Which Signed
                  ---------                                 ------------------------



           /s/ John Mercadante, Jr.
        ---------------------------------                  President and Director
            John Mercadante, Jr.

          /s/ Frank P. Gallagher
        ---------------------------------                  Chief Operating Officer and Director
             Frank P. Gallagher

          /s/ Gerald Mercadante
        ---------------------------------                  Senior Vice President --
              Gerald Mercadante                            Northeast Region and Director

          /s/ Charles D. Busskohl
        ---------------------------------                  Director
             Charles D. Busskohl

          /s/ William J. Lynch
        ---------------------------------                  Director
              William J. Lynch

          /s/ Paul M. Verrochi
        ---------------------------------                  Director
              Paul M. Verrochi


                                INDEX TO EXHIBITS



 Exhibit                                                                                    Sequentially
 Number                          Description                             Page                 Numbered
 ------                          -----------                             ----                 --------


 4.1 -- Form of certificate evidencing ownership of Common Stock of Coach USA (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1
         (File No. 333-2704) of the Company)
 5.1 --  Opinion of Douglas M. Cerny
23.1 --  Consent of Arthur Andersen LLP
23.2 --  Consent of Burnside & Rishebarger, PLLC
23.3 --  Consent of Douglas M. Cerny (contained in Exhibit 5.1)
